MONEYGRAM INTERNATIONAL, INC.
2005 OMNIBUS INCENTIVE PLAN
GLOBAL performance-BASED RESTRICTED STOCK UNIT
AWARD AGREEMENT
This GLOBAL PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT (the “Agreement”) is made by and between MoneyGram International, Inc., a Delaware corporation (the “Company”), and _______________ (the “Participant”). The grant date of this award is __________ (the “Grant Date”).

1.	Award.
The Company hereby grants to the Participant a performance-based Restricted Stock Unit (a “Unit”) award covering _____ shares (the “Shares”) of Common Stock, $.01 par value per share, of the Company according to the terms and conditions as provided in this Agreement, including any country-specific appendix thereto (the “Appendix”), and in the Company’s 2005 Omnibus Incentive Plan (the “Plan”). Each Unit represents the right to receive one Share, subject to the vesting requirements of this Agreement and the terms of the Plan. The Units are granted under Section 6(c) and 6(d) of the Plan. The Units are subject to appropriate adjustment as may be determined by the Committee from time to time in accordance with Section 8(c) of this Agreement. A copy of the Plan will be furnished upon request of the Participant. Each capitalized term used but not defined in this Agreement shall have the meaning assigned to that term in the Plan.
The Units granted under this Agreement to “covered employees” (within the meaning of Code Section 162(m) of the United States Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder) are intended to qualify as “qualified performance-based compensation” as described in Code Section 162(m)(4)(C) (“Qualified Performance-Based Compensation”).

2.	Vesting.

(a)Unless otherwise provided in this Agreement, the Units granted under this Agreement shall vest and become payable in Shares as of the Vesting Date (specified in the attached Schedule A, Section 6), (i) to the extent the performance goals (the “Performance Goals”) applicable to the performance period (the “Performance Period”) (specified in the attached Schedule A, Section 3) are attained, as determined accordance with Section 2(b) below and (ii) as long as the Participant remains continuously employed by the Company or a Subsidiary from the Grant Date through the Vesting Date (specified in the attached Schedule A, Section 6).
(b)As soon as reasonably practicable after the completion of the Performance Period, the Committee shall determine the actual level of attainment of the Performance Goals; provided, however, that in the case of Units intended to constitute Qualified Performance-Based Compensation, the determination of the level of attainment of Performance Goals shall be certified in writing in accordance with the requirements of Code Section 162(m) by the Committee, which shall be comprised of “outside directors” within the meaning of Code Section 162(m). On the basis of the determination or certified level of attainment of the Performance Goal, the number of Units that are eligible to vest shall be calculated. In the case of Units that are intended to constitute Qualified Performance-Based Compensation, the Committee may not increase the number of Units that may be eligible to vest to a number that is greater than the number of Units determined in accordance with the foregoing sentence, but it retains the sole discretion to reduce the number of Units that would otherwise be eligible to vest based on the attainment level of the Performance Goals. For Units that are intended to constitute Qualified Performance-Based Compensation, the Performance Goal may not be adjusted except as specified in the attached Schedule A, Section 4 in accordance with the requirements of Code Section 162(m). For Units that are not intended to constitute Qualified Performance-Based Compensation, the Committee may make such adjustment to the Performance Goal as the Committee in its sole discretion deems appropriate.
(c)The Participant shall have no rights to the Shares until the Units have vested. Prior to settlement, the Units represent an unfunded and unsecured obligation of the Company.
(d)For purposes of this Agreement, “Subsidiary” shall mean any present or future “subsidiary corporation” of the Company, as defined in Section 424(f) of the Code.
3.Settlement of Units. Any Units that vest shall be paid to the Participant solely in whole Shares on, or as soon as practicable after, the date the Units vest in accordance with Section 2 above (or, if sooner, Section 5 or 6 below), but in any event, no later than March 15 of the calendar year following the calendar year of vesting.

4.Restrictions on Transfer.
(a)Except as otherwise provided by the Plan or by the Committee, the Units shall not be transferable other than by will or by the laws of descent and distribution. The Units may not be pledged, alienated, attached or otherwise encumbered, and any purported pledge, alienation, attachment or encumbrance of the Units shall be void and unenforceable against the Company or any Subsidiaries.
(b)None of the Shares acquired pursuant to the Unit award shall be assigned, transferred, pledged, hypothecated, given away or in any other manner disposed of or encumbered, whether voluntarily or by operation of law, unless such transfer is in compliance with all applicable securities laws (including, without limitation, the United States Securities Act of 1933, as amended).
5.Effect of Involuntary Termination Following Change in Control. Notwithstanding the vesting provisions contained in Section 2 above, but subject to the other terms and conditions contained in this Agreement, from and after a Change in Control (as defined below) the following provisions shall apply:

(a)Notwithstanding the other provisions of this Section 5, if the Units are assumed or otherwise replaced in connection with a Change in Control and the Participant’s employment is terminated by the Company or any of its Subsidiaries without Cause (as defined in Section 5(d) below) or the Participant terminates his or her employment for “Good Reason” (as such term is defined below) in each case within 12 months following the occurrence of such Change in Control but prior to the last day of the Vesting Date, then the Units will immediately vest with respect to a number of Units that is the number of Target Units specified in the attached Schedule A, Section 1.
(b)“Good Reason” for purposes of this Agreement shall mean following a Change in Control: (A) a material reduction in the Participant’s position or responsibilities from the Participant’s position or responsibilities in effect immediately prior to such Change in Control, excluding for this purpose an isolated, insubstantial or inadvertent action not taken in bad faith; (B) a material reduction in the Participant’s base salary or target bonus opportunity, if any, as in effect immediately prior to such Change in Control, except in connection with an across-the-board reduction of not more than 10% applicable to similarly situated employees of the Company, or (C) the reassignment, without the Participant’s consent, of the Participant’s place of work to a location more than 50 miles from the Participant’s place of work immediately prior to the Change in Control; provided that none of the events described in clauses (A), (B) and (C) shall constitute Good Reason hereunder unless (x) the Participant shall have given written notice to the Company of the Participant’s intent to terminate his employment with Good Reason within sixty (60) days following the occurrence of any such event and (y) the Company shall have failed to remedy such event within thirty (30) days of the Company’s receipt of such notice.
(c)For purposes of this Agreement, notwithstanding the definition of Change in Control in any other agreement or plan that may be applicable to the Participant, “Change in Control” shall mean (i) a sale, transfer or other conveyance or disposition, in any single transaction or series of transactions, of all or substantially all of the Company’s assets, (ii) the transfer of more than 50% of the outstanding securities of the Company, calculated on a fully-diluted basis, to an entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the United States Exchange Act of 1934 (the “Exchange Act”)), or (iii) the merger, consolidation reorganization, recapitalization or share exchange of the Company with another entity, in each case in clauses (ii) and (iii) above under circumstances in which the holders of the voting power of the outstanding securities of the Company, as the case may be, immediately prior to such transaction, together with such holders’ affiliates and related parties, hold less than 50% in voting power of the outstanding securities of the Company or the surviving entity or resulting entity, as the case may be, immediately following such transaction; provided, however, that the issuance of securities by the Company shall not, in any event, constitute a Change in Control, and for the avoidance of doubt a sale or other transfer or series of transfers of all or any portion of the securities of the Company held by the Investors and their affiliates and related parties shall not constitute a Change in Control unless such sale or transfer or series of transfers results in an entity or group (as defined in the Exchange Act) other than the Investors and their affiliates and related parties holding more than 50% in voting power of the outstanding securities of the Company.
For purposes hereof, “Investors” shall mean the “Investors” as defined in that certain Amended and Restated Purchase Agreement, dated March 17, 2008, by and between the Company and the other parties thereto, and their respective affiliates (not including the Company).
(d)For purposes of this Agreement, “Cause” shall mean (A) the Participant’s willful refusal to carry out, in all material respects, the reasonable and lawful directions of the person or persons to whom the Participant reports or the Board that are within the Participant’s control and consistent with the Participant’s status with the Company or its Subsidiary and his or her duties and responsibilities hereunder (except for a failure that is attributable to the Participant’s illness, injury or Disability) for a period of 10 days following written notice by the Company or its Subsidiary to the Participant of such failure, (B) fraud or material dishonesty in the performance of the Participant’s duties hereunder, (C) an act or acts on the Participant’s part constituting (x) a felony under the laws of the United States or any state thereof or similar act under foreign law for the non-U.S. Participants, (y) a misdemeanor involving moral turpitude or (z) a material violation of the securities laws of the United States or any state thereof or similar act under foreign law for the non-U.S. Participants, (D) an indictment of the Participant for a felony under the laws of the United States or any state thereof or similar act under foreign law for the non-U.S. Participants, (E) the Participant’s willful misconduct or gross negligence in connection with the Participant’s duties which could reasonably be expected to be injurious in any material respect to the financial condition or business reputation of the Company as determined in good faith by the Board, (F) the Participant’s material breach of the Company’s Code of Conduct or any other code of conduct in effect from time to time to the extent applicable to the Participant, and which breach could reasonably be expected to have a material adverse effect on the Company as determined in good faith by the Board, or (G) the Participant’s breach of the Employee Trade Secret, Confidential Information and Post-Employment Restriction Agreement (or any similar agreement the Participant received from the Company) (the “Post-Employment Restriction Agreement”) which breach has an adverse effect on the Company or its Subsidiaries.
6.Effect of Termination of Employment. Except as provided in this Section 6 and in Section 5 above or as otherwise may be determined by the Board, if the Participant ceases to be an employee of the Company or any of its Subsidiaries, the following actions shall occur:
(a)Termination for Cause; Resignation. If the Participant’s employment with the Company or any of its Subsidiaries is terminated for Cause (as defined above) or the Participant resigns for any reason, including as a result of the Participant’s retirement, any Units that are not vested pursuant to Section 2 above as of the date of the Participant’s termination of employment shall be immediately forfeited.
(b)Involuntary Termination/ Disability/Death Prior to Second Year of Performance Period. If the Participant’s employment with the Company or any of its Subsidiaries is terminated without Cause or due to death or Disability (as defined below) prior to the completion of the second year of the Performance Period, the Units that are not vested pursuant to Section 2 above as of the date of the Participant’s termination of employment shall immediately be forfeited.
(c)Involuntary Termination/ Disability/Death Following Second Year of the Performance Period. If the Participant’s employment with the Company or any of its Subsidiaries is terminated without Cause or due to death or Disability after the completion of the second year of the Performance Period, the Units that are not vested pursuant to Section 2 as of the date of the Participant’s termination of employment shall vest with respect to a number of Units equal to the product of (x) the number of Units that would be eligible for vesting based on the actual level attainment of the Performance Goal with respect to the entire Performance Period, multiplied by (y) a fraction, the numerator of which is the number of days the Participant was employed during the Performance Period as of the date of the employment termination and the denominator of which is the number of days contained in the Performance Period.
(d)For purposes of this Agreement, “Disability” shall mean that the Participant becomes physically or mentally incapacitated and is therefore unable for a period of six (6) consecutive months or for an aggregate of nine (9) months in any twenty-four (24) consecutive month period to perform his or her duties. Any question as to the existence of the Disability of the Participant for purposes of this Agreement shall be determined in writing by a qualified independent physician selected by the Company. The determination of Disability made in writing to the Company and the Participant shall be final and conclusive for all purposes of the Agreement.
(e)For purposes of this Agreement, the Participant shall cease to be continuously employed (whether or not later found to be invalid or in breach of any local employment law in the country where the Participant resides and/or is employed or the terms of the Participant’s employment or service agreement, if any) as of the date that the Participant is no longer actively providing services and will not be employed for purposes of the Plan through any notice period mandated under an employment law or practice in the country where the Participant resides and/or is employed, even if otherwise applicable to the Participant’s employment benefits (e.g., continuous employment would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdictions where the Participant resides and/or is employed or the terms of the Participant’s employment or service agreement, if any); the Committee shall have the exclusive discretion to determine when the Participant is no longer continuously employed for purposes of the Unit award, and if the Participant is a U.S. taxpayer, such determination shall be made in accordance with Code Section 409A.
7.Forfeiture and Repayment Provisions.
(a)Failure to properly execute the Agreement (and each other document required to be executed by the Participant in connection with the Participant’s receipt of the Units) in a timely manner following the Grant Date may result in the forfeiture of the Units, as determined in the sole discretion of the Company.
(b)The right to vest in the Units shall be conditional upon the fact that the Participant has read and understood the forfeiture and repayment provisions set forth in this Section 7, that the Participant has not engaged in any misconduct or acts contrary to the Company as described below, and that the Participant has no intent to leave employment with the Company or any of its Subsidiaries for the purpose of engaging in any activity or providing any services which are contrary to the spirit and intent of the Post-Employment Restriction Agreement.
(c)The Company is authorized to suspend or terminate this Unit award prior to or after termination of employment if the Participant engages in any conduct agreed to be avoided pursuant to the Post-Employment Restriction Agreement. If, at any time during the applicable restriction period described in the Post-Employment Restriction Agreement, the Participant engages in any conduct agreed to be avoided pursuant to the Post-Employment Restriction Agreement, then any gain (without regard to tax effects) realized by the Participant from the vesting of the Units, in whole or in part, shall be paid by the Participant to the Company. The Participant consents to the deduction from any amounts the Company or any of its Subsidiaries owes to the Participant to the extent of the amounts the Participant owes the Company hereunder.
(d)Misconduct
(i)The Company is authorized to suspend or terminate this Unit award prior to or after termination of employment if the Company reasonably determines that during the Participant’s employment with the Company or any of its Subsidiaries:
(1)The Participant knowingly participated in misconduct that causes a misstatement of the financial statements of the Company or any of its Subsidiaries or misconduct which represents a material violation of any code of ethics of the Company applicable to the Participant or of the Code of Conduct or similar program of the Company; or
(2)The Participant was aware of and failed to report, as required by any code of ethics of the Company applicable to the Participant or by the Code of Conduct or similar program of the Company, misconduct that causes a misstatement of the financial statements of the Company or any of its Subsidiaries or misconduct which represents a material violation of any code of ethics of the Company applicable to the Participant or of the Code of Conduct or similar program of the Company.
(ii)If, at any time after the Participant vests in the Units, in whole or in part, the Company reasonably determines that the provisions of Section 7(c) apply to the Participant, then any gain (without regard to tax effects) realized by the Participant from such vesting shall be paid by the Participant to the Company. The Participant consents to the deduction from any amounts the Company or any of its Subsidiaries owes to the Participant to the extent of the amounts the Participant owes the Company under this Section 7.
8.Miscellaneous.

(a)Issuance of Shares. Upon any vesting of the Units, and subject to the payment of any Tax-Related Items (as defined under Section 8(d) below), the Company shall deliver the Shares in book entry form at the times specified in Section 3 above. The Shares acquired shall be registered in the name of the Participant, the Participant’s transferee, or if the Participant so requests, in writing at the time of vesting, jointly in the name of the Participant and another person with rights of survivorship. If the Participant dies, the Shares acquired shall be registered in the name of the person entitled to receive the Shares in accordance with the Plan.
(b)Rights as Shareholder. Units are not actual Shares, but rather, represent a right to receive Shares according to the terms and conditions set forth herein and the terms of the Plan. Accordingly, the issuance of a Unit shall not entitle the Participant to any of the rights or benefits generally accorded to stockholders unless and until a Share is actually issued under Section 8(a) hereof.
(c)Adjustments to Award.
(i)In the event that the Company engages in a transaction such that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company or other similar corporate transaction or event affects the shares covered by the Unit award, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Agreement, the terms of this Unit award (including, without limitation, the number and kind of Shares subject to this Unit award) shall be adjusted as set forth in Section 4(c) of the Plan.
(ii)Upon a Change in Control, the Committee may, in its sole discretion, adjust the terms of this Unit award (including, without limitation, the number and kind of Shares subject to this Unit award) by taking any of the actions permitted under this Agreement and in accordance with Section 4(c) of the Plan.
(d)Responsibility for Taxes.
(i)Regardless of any action the Company or the Participant’s employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable to the Participant (“Tax-Related Items”), the Participant acknowledges that the ultimate liability for all Tax-Related Items is and remains the Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer. The Participant further acknowledges that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Units, including, but not limited to, the grant, vesting or settlement of the Units, the issuance of Shares upon settlement of the Units, the subsequent sale of Shares acquired pursuant to such issuance and the receipt of any dividends and/or any dividend equivalents; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Units to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant has become subject to tax in more than one jurisdiction between the Grant Date and the date of any relevant taxable or tax withholding event, as applicable, the Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(ii)In this regard, the Participant authorizes the Company or its agent to satisfy the obligations with regard to all Tax-Related Items by withholding in Shares to be issued upon vesting/settlement of the Units. In the event that such withholding in Shares is problematic under applicable tax or securities law or has materially adverse accounting consequences, by the Participant’s acceptance of the Units, the Participant authorizes and directs the Company and/or its agent to sell on the Participant’s behalf a whole number of Shares from those Shares issued to the Participant at vesting/settlement of the Units as the Company determines to be appropriate, to generate cash proceeds sufficient to satisfy the obligation for Tax-Related Items.
(iii)To avoid negative accounting treatment, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates, including maximum withholding rates, in which case the Participant will receive a refund of any over-withheld amount in cash and will have no entitlement to the equivalent in Shares. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, the Participant is deemed to have been issued the full number of Shares subject to the vested Units, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of the Participant’s participation in the Plan.
(iv)Finally, the Participant shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if the Participant fails to comply with the Participant’s obligations in connection with the Tax-Related Items.
(e)Interpretations. This Agreement is subject in all respects to the terms of the Plan. A copy of the Plan is available upon the Participant’s request. Terms used herein which are defined in the Plan shall have the respective meanings given to such terms in the Plan, unless otherwise defined herein. In the event that any provision of this Agreement is inconsistent with the terms of the Plan, the terms of the Plan shall govern. Any question of administration or interpretation arising under this Agreement shall be determined by the Committee, and such determination shall be final, conclusive and binding upon all parties in interest.
(f)Nature of Grant. In accepting the grant, the Participant acknowledges, understands and agrees that:
(i)the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time;
(ii)the grant of the Units is voluntary and occasional and does not create any contractual or other right to receive future grants of units, or benefits in lieu of units, even if units have been granted repeatedly in the past;
(iii)all decisions with respect to future Unit grants, if any, will be at the sole discretion of the Company;
(iv)the Participant’s participation in the Plan shall not create a right to further employment with the Employer and shall not interfere with the ability of the Employer to terminate the Participant’s employment or service relationship (if any) at any time;
(v)the Participant is voluntarily participating in the Plan;
(vi)the Units and the Shares subject to the Units are not intended to replace any pension rights or compensation;
(vii)the Units and the Shares subject to the Units, and the income and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;
(viii)the future value of the underlying Shares is unknown and cannot be predicted with certainty;
(ix)no claim or entitlement to compensation or damages shall arise from forfeiture of the Units resulting from the Participant’s termination of employment by the Company or the Employer (for any reason whatsoever and whether or not later found to be invalid or in breach of the Participant’s employment or service agreement, if any, or of any employment law in the country where the Participant resides and/or is employed, even it otherwise applicable to the Participant’s employment benefits from the Employer), and in consideration of the grant of the Units to which the Participant is otherwise not entitled, the Participant irrevocably agrees never to institute any claim against the Company or the Employer, waives his or her ability, if any, to bring any such claim, and releases the Company and the Employer from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Participant shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claims; and
(x)the following provisions apply only to the Participants providing services outside the United States, as determined by the Company:
(A)    the Units and the Shares subject to the Units are an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company or the Employer, and which is outside the scope of the Participant’s employment or service contract, if any;
(B)    the Units and the Shares subject to the Units are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company, the Employer or any Subsidiary; and
(C)    the Unit grant and the Participant’s participation in the Plan will not be interpreted to form an employment or service contract or relationship with the Company or any Subsidiary.
(g)No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan, or the Participant’s acquisition or sale of the underlying Shares. The Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.
(h)Data Privacy.
(i)The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant’s personal data as described in this Agreement and any other Unit grant materials by and among, as applicable, the Employer, the Company and its Subsidiaries for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan.
(ii)The Participant understands that the Company and the Employer may hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Units or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor, for the exclusive purpose of implementing, administering and managing the Plan (“Data”).
(iii)The Participant understands that Data will be transferred to E*Trade Financial Services, or such other stock plan service provider as may be selected by the Company in the future or other stock plan service provider that is selected by the Participant to the extent permitted by the Company in its sole discretion, in each case, that is assisting the Company with the implementation, administration and management of the Plan. The Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than the Participant’s country. If the Participant resides outside the United States, the Participant understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. The Participant authorizes the Company, E*Trade Financial Services and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing his or her participation in the Plan. The Participant understands that Data will be held only as long as is necessary to implement, administer and manage Participant’s participation in the Plan. If the Participant resides outside the United States, the Participant understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. Further, the Participant understands that he or she is providing the consents herein on a purely voluntary basis. If the Participant does not consent or if the Participant later seeks to revoke his or her consent, his or her status as an employee and career with the Employer will not be adversely affected; the only adverse consequence of refusing or withdrawing his or her consent is that the Company would not be able to grant Units or other equity awards or administer or maintain such Awards. Therefore, the Participant understands that refusing or withdrawing his or her consent may affect the Participant’s ability to participate in the Plan. For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant understands that he or she may contact his or her local human resources representative.
(i)Reservation of Shares. The Company shall at all times during the term of the Unit award reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of this Agreement.
(j)Securities Matters. The Company shall not be required to deliver any Shares until the requirements of any securities or other laws, rules or regulations (including the rules of any securities exchange) as may be determined by the Company to be applicable are satisfied.
(k)Assignment. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by the Participant.
(l)Successors and Assigns; No Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the Company and the Participant and their respective heirs, successors, legal representatives and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the Company and the Participant, and their respective heirs, successors, legal representatives and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

(m)Headings. Headings are given to the sections and subsections of this Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Agreement or any provision hereof.
(n)Governing Law; Arbitration. The internal law, and not the law of conflicts, of the State of Texas will govern all questions concerning the validity, construction and effect of this Agreement. Any controversy, dispute or claim arising under or in connection with this Agreement (including, without limitation, the existence, validity, interpretation or breach hereof and any claim based on contract, tort or statute) shall be resolved by a binding arbitration, to be held in Dallas, Texas pursuant to the U.S. Federal Arbitration Act and in accordance with the then-prevailing National Rules of Resolution of Employment Disputes of the American Arbitration Association (the “AAA”). The AAA shall select a sole arbitrator. Each party shall bear its own expenses incurred in connection with arbitration and the fees and expenses of the arbitrator shall be shared equally by the parties involved in the dispute and advanced by them from time to time as required. It is the mutual intention and desire of the parties that the arbitrator be chosen as expeditiously as possible following the submission of the dispute to arbitration. Once such arbitrator is chosen, and except as may otherwise be agreed in writing by the parties involved in such dispute or as ordered by the arbitrator upon substantial justification shown, the hearing for the dispute will be held within sixty (60) days of submission of the dispute to arbitration. The arbitrator shall render his or her final award within sixty (60) days, subject to extension by the arbitrator upon substantial justification shown of extraordinary circumstances, following conclusion of the hearing and any required post-hearing briefing or other proceedings ordered by the arbitrator. Any discovery in connection with arbitration hereunder shall be limited to information directly relevant to the controversy or claim in arbitration. The arbitrator will state the factual and legal basis for the award. The decision of the arbitrator in any such proceeding will be final and binding and not subject to judicial review and final judgment may be entered upon such an award in any court of competent jurisdiction, but entry of such judgment will not be required to make such award effective. Any action against any party hereto ancillary to arbitration, including any action for provisional or conservatory measures or action to enforce an arbitration award or any judgment entered by any court in respect of any thereof may be brought in any federal or state court of competent jurisdiction located within the State of Texas, and the parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the State of Texas over any such action. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such action brought in such court or any defense of inconvenient forum for the maintenance of such action. Each of the parties hereto agrees that a judgment in any such action may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
(o)Notices. The Participant should send all written notices regarding this Agreement or the Plan to the Company at the following address:
MoneyGram International, Inc.
EVP, General Counsel & Secretary
2828 North Harwood Street, 15th Floor
Dallas, TX 75201
(p)Amendments. The Company may amend this Agreement at any time; provided that, subject to Section 8(p) hereof and Section 7 of the Plan, no such amendment, alteration, suspension, discontinuation or termination shall be made without the Participant’s consent, if such action would materially diminish any of the Participant’s rights under this Agreement. The Company reserves the right to impose other requirements on the Units and the Shares acquired upon vesting of the Units, to the extent the Company determines it is necessary or advisable under the laws of the country in which the Participant resides pertaining to the issuance or sale of Shares or to facilitate the administration of the Plan.
(q)Entire Agreement. This Agreement, including the Appendix, and the Plan and the other agreements referred to herein and therein and any schedules, exhibits and other documents referred to herein and therein constitute the entire agreement and understanding among the parties hereto in respect of the subject matter hereof and thereof and supersede all prior and contemporaneous arrangements, agreements and understandings, both oral and written, whether in term sheets, presentations or otherwise, among the parties hereto, or between any of them, with respect to the subject matter hereof and thereof.
(r)Severability. If any provision of this Agreement is invalid, illegal, or incapable of being enforced by any law, all other provisions of this Agreement shall remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. If any provision of this Agreement is held to be invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.
(s)Participant Undertaking. The Participant agrees to take such additional action and execute such additional documents the Company may deem necessary or advisable to carry out or effect one or more of the obligations or restrictions imposed either on the Participant or upon this Unit award pursuant to the provisions of this Agreement.

(t)Counterparts. For the convenience of the parties and to facilitate execution, this Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.
(u)Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
(v)Language. If the Participant has received this Agreement, or any other document related to the Unit award and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
(w)Appendix. The Unit award shall be subject to any special provisions set forth in the Appendix for the Participant’s country of residence, if any. If the Participant relocates to one of the countries included in the Appendix during the life of the Unit award, the special provisions for such country shall apply to the Participant, to the extent the Company determines that the application of such provisions is necessary or advisable under the laws of the country in which the Participant resides pertaining to the issuance or sale of Shares or to facilitate the administration of the Plan. The Appendix constitutes part of this Agreement.
(x)Waiver. The Participant acknowledges that a waiver by the Company of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the Participant or any other Participant.
(y)Insider Trading Restrictions/Market Abuse Laws. Depending upon his or her country of residence, the Participant may be subject to insider trading restrictions and/or market abuse laws, which may affect the Participant’s ability to acquire or sell Shares or rights to Shares (e.g., Units) under the Plan during such times as the Participant is considered to have “inside information” regarding the Company (as defined by the laws in the Participant’s country).  Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy.  The Participant is responsible for complying with any applicable restrictions and is advised to speak with his or her personal legal advisor on this matter.
(z)No Trust or Fund Created. Neither the Plan nor the Agreement shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Subsidiary and the Participant or any other person.
(aa)Section 409A Provisions. The payment of Shares under this Agreement are intended to be exempt from the application of Section 409A of the Code, as amended (“Section 409A”) by reason of the short-term deferral exemption set forth in Treasury Regulation §1.409A-1(b)(4). Notwithstanding anything in the Plan or this Agreement to the contrary, to the extent that any amount or benefit hereunder that constitutes “deferred compensation” to the Participant under Section 409A and applicable guidance thereunder is otherwise payable or distributable to the Participant under the Plan or this Agreement solely by reason of the occurrence of a Change in Control or due to the Participant’s Disability or separation from service, such amount or benefit will not be payable or distributable to the Participant by reason of such circumstance unless the Committee determines in good faith that (i) the circumstances giving rise to such Change in Control, Disability or separation from service meet the definition of a change in ownership or control, disability, or separation from service, as the case may be, in Section 409A(a)(2)(A) of the Code and applicable final regulations, or (ii) the payment or distribution of such amount or benefit would be exempt from the application of Section 409A by reason of the short-term deferral exemption or otherwise (including, but not limited to, a payment made pursuant to an involuntary separation arrangement that is exempt from Section 409A under the “short-term deferral” exception). Any payment or distribution that constitutes deferred compensation subject to Code Section 409A and that otherwise would be made to a Participant who is a specified employee as defined in Section 409A(a)(2)(B) of the Code on account of separation from service instead shall be made on the earlier of the date that is six months and one day after the date of the specified employee’s separation from service and the specified employee’s death.
IN WITNESS WHEREOF, the Company and the Participant have executed this Agreement on the date set forth in the first paragraph.

MONEYGRAM INTERNATIONAL, INC.
By:
PARTICIPANT

Print Name:

SCHEDULE A

1.    Target Number of Restricted Stock Units (“Target Units”):
The actual number of Units that are eligible to vest in accordance with Section 2 of the Agreement shall be based on the attainment level of the Performance Goals, in accordance with the following formula:
The sum of (a) the Target Units x 50% x Self-Service Revenue Attainment Factor (as set forth below), plus (b) the Target Units x 50% x Adjusted EBITDA Attainment Factor (as set forth below).
2.    Performance Period: January 1, 2014 - December 31, 2016.
3.    Performance Goals:
The two Performance Goals applicable to the Units shall consist of (A) Self-Service Revenue generated during fiscal year ending December 31, 2016 as set forth in the table below and (B) the percentage increase of Adjusted EBITDA over the Performance Period as set forth in the table below.
If 50% of the Target Adjusted EBITDA Performance Goal is not attained, all Units shall be forfeited (including, for the avoidance of any doubt, the percentage of the Units allocated to the attainment of the Self-Service Revenue Performance Goal).
Self-Service Revenue Performance Goal

Self-Service Revenue Performance Goal	Self-Service Revenue Attainment Factor
Threshold Self-Service Revenue Performance Goal: $165M	50%
Target Self-Service Revenue Performance Goal: $200M	100%

Adjusted EBITDA Performance Goal

Adjusted EBITDA Performance Goal	Adjusted EBITDA Attainment Factor
Threshold Adjusted EBITDA Performance Goal = simple average annual Adjusted EBITDA increase of 5 percent over the Performance Period	50%
Target Adjusted EBITDA Performance Goal = simple average annual Adjusted EBITDA increase of 7 percent or greater over the Performance Period	100%

Attainment between the Threshold and Target Performance Goals (for each Performance Goal) shall be subject to straight-line interpolation.
4.    Performance Goal Adjustments: None anticipated.
5.    Performance Criteria:
“Self-Service Revenue” shall mean revenue from “Self-Service” transactions. “Self-Service” transactions means transactions either initiated or received using a method that is directed by the consumer simplifying the transaction process. With Self-Service transactions, a consumer or technology replaces activities normally conducted by an agent in-person or on a phone. “Self-Service Revenue” includes revenue from those transactions initiated or received online via Moneygram mobile or online, a third-party website or mobile device, via a staging or full service kiosk or ATM, received directly into a customer account (bank, card, or mobile including, but not limited to, PayPal and Visa), MoneyGram xpress, or other transactions initiated or received through Self-Service.

“Adjusted EBITDA” shall mean, Adjusted EBITDA as reported in the Company’s annual financial statements on the Company’s Form 10-K.

6.    Vesting Date (assuming Performance Goals are attained): The date, following the end of the Performance Period, on which the Committee determines or certifies, as applicable, the level of attainment of the Performance Goals achieved during the Performance Period.

MONEYGRAM INTERNATIONAL, INC.
2005 OMNIBUS INCENTIVE PLAN

APPENDIX To The
GLOBAL Performance-BASED RESTRICTED STOCK UNIT AGREEMENT for PARTICIPANTS Outside the U.S.

Terms and Conditions.

This Appendix includes additional terms and conditions that govern the Units granted to the Participant under the Plan if he/she resides in one of the countries listed below. Certain capitalized terms used but not defined in this Appendix have the meanings set forth in the Plan and/or the Agreement.

If the Participant is a citizen or resident of a country other than the one in which he/she is currently working, transfers employment to another country after the Grant Date, or is considered a resident of another country for tax or exchange control purposes, the Company shall, at its discretion, determine the extent to which the terms and conditions contained herein shall apply to the Participant.

Notifications.

This Appendix also includes information regarding exchange controls and certain other issues of which the Participant should be aware with respect to the Participant’s participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of January 2014. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Participant not rely on the information in this Appendix as the only source of information relating to the consequences of the Participant’s participation in the Plan because the information may be out of date at the time that the Participant vests in the Units or sells the Shares issued upon settlement of the Units.

In addition, the information contained herein is general in nature and may not apply to the Participant’s particular situation and the Company is not in a position to assure the Participant of any particular result. Accordingly, the Participant is advised to seek appropriate professional advice as to how the relevant laws in the Participant’s country may apply to his/her situation.

Finally, if the Participant is a citizen or resident of a country other than the one in which he/she is currently working, transfers employment to another country after the Grant Date, or is considered a resident of another country for tax or exchange control purposes, the information contained herein may not be applicable to the Participant.

Australia

Notifications.

Securities Law Notice. If the Participant acquires Shares under the Plan and offers such Shares for sale to a person or entity resident in Australia, the offer may be subject to disclosure requirements under Australian law. The Participant should obtain legal advice on disclosure obligations prior to making any such offer.

Belgium

Notifications.

Tax Reporting Notification.  The Participant is required to report any taxable income attributable to the Units on his or her annual tax return. In addition, the Participant is required to report any bank accounts opened and maintained outside Belgium on his or her annual tax return.

France

Terms and Conditions.

Consent to Receive Information in English. By accepting the grant of the Units, the Participant confirms having read and understood the Plan and the Agreement, which were provided in the English language. The Participant accepts the terms of those documents accordingly.

En acceptant cette attribution gratuite d’actions, le Participant confirme avoir lu et compris le Plan et ce Contrat, incluant tous leurs termes et conditions, qui ont été transmis en langue anglaise. Le Participant accepte les dispositions de ces documents en connaissance de cause.

Notifications.

Tax Notification. The Units are not intended to be French-qualified for tax purposes.

Exchange Control Notification. The Participant acknowledges and understands that he or she may hold Shares acquired under the Plan outside of France, provided that he or she declares all foreign accounts, whether open, current, or closed, in the his or her income tax return.

Germany

Notifications.

Exchange Control Notification. Cross-border payments in excess of €12,500 must be reported monthly to the German Federal Bank (Bundesbank). Effective from September 2013, the report must be filed electronically. The form of report (Allgemeine Meldeportal Statistik) can be accessed via the Bundesbank’s website (www.bundesbank.de) and is available in both German and English. The Participant is responsible for satisfying the reporting obligation.
In addition, in the unlikely event the Participant holds Shares whose value exceeds 10% of the total capital of the Company, the Participant must report these holdings to the Company on an annual basis.

Greece

There are no country specific provisions.

Hong Kong

Terms and Conditions.

Sale of Shares.  In the event the Units vest within six months of the Grant Date, the Participant agrees that he or she will not dispose of the Shares acquired prior to the six-month anniversary of the Grant Date.

Award Payable Only in Shares. The Units granted to the Participant in Hong Kong shall be paid in Shares only and do not provide any right for the Participant to receive a cash payment, notwithstanding any discretion contained in the Plan, or any provision in the Agreement to the contrary.

Notifications.

Securities Law Notification. Warning: The Units and the Shares issued pursuant to the Units do not constitute a public offering of securities under Hong Kong law and are available only to employees of the Company or one of its Subsidiaries participating in the Plan. The Agreement, including this Appendix, and the Plan and other incidental communication materials have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable legislation in Hong Kong. These documents have not been reviewed by any regulatory authority in Hong Kong. The Units are intended only for the personal use of the Participant to whom they are granted and who meets the eligibility requirements under the Plan. The Participant is advised to exercise caution in relation to this grant of the Units. If the Participant has any doubts as to the contents of this Appendix, the Agreement or the Plan, the Participant should obtain independent professional advice.

Nature of Scheme. The Company specifically intends that the Plan will not be an occupational retirement scheme for purposes of the Occupational Retirement Schemes Ordinance.

India

Terms and Conditions.

Settlement of Units. The following provision replaces Section 3 of the Agreement:

As provided in Section 2(y) of the Plan, any Units that vest shall be paid to the Participant solely by means of a cash payment equal in value to the Fair Market Value of the underlying Shares on, or as soon as practicable after, the date the Units vest in accordance with Section 2 above (or, if sooner, Section 5 below), but in any event, no later than March 15 of the calendar year following the calendar year of vesting. The cash payment shall be paid to the Participant in local currency through his or her payroll in India. The Participant has no right to receive Shares.

Notifications.

Exchange Control Notification. The Participant understands that he or she must repatriate any proceeds received under the Plan to India and convert the proceeds into local currency within 90 days of receipt. The Participant will receive a foreign inward remittance certificate (“FIRC”) from the bank where he or she deposits the foreign currency. The Participant should maintain the FIRC as evidence of the repatriation of funds in the event the Reserve Bank of India or his or her actual employer requests proof of repatriation.

Foreign Assets Reporting Requirement.  The Participant is required to declare his or her foreign bank accounts and any foreign financial assets in his or her annual tax return.  It is the Participant’s responsibility to comply with this reporting obligation and the Participant should consult his or her personal tax advisor in this regard.

Ireland

Notifications.
Director Notification Obligation. If the Participant is a director, shadow director or secretary of the Company’s Irish Subsidiary, the Participant must notify the Irish Subsidiary in writing within five business days of receiving or disposing of an interest in the Company (e.g., Units, Shares, etc.), or within five business days of becoming aware of the event giving rise to the notification requirement or within five business days of becoming a director or secretary if such an interest exists at the time. This notification requirement also applies with respect to the interests of a spouse or children under the age of 18 (whose interests will be attributed to the director, shadow director or secretary).

Italy

Terms and Conditions.

Data Privacy Notice. The following replaces Section 8(h) of the Agreement:

The Participant understands that the Employer, the Company and any Subsidiary hold certain personal information about him or her, including, but not limited to, the Participant’s name, home address and telephone number, date of birth, social insurance or other identification number, salary, nationality, job title, any Shares or directorships held in the Company or any Subsidiary, details of all Units or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor (“Data”), for the exclusive purpose of implementing, managing and administering the Plan.
The Participant also understands that providing the Company with Data is necessary for the performance of the Plan and that his or her refusal to provide such Data would make it impossible for the Company to perform its contractual obligations and may affect the Participant’s ability to participate in the Plan. The Controller of personal data processing is Moneygram International, Inc., with registered offices at North 2828 Harwood Street, Floor 15, Dallas, Texas, 75201, United States of America, and, pursuant to Legislative Decree no. 196/2003, its representative in Italy is MoneyGram Payment Systems Italy srl and MoneyGram International Limited, with registered offices at Via Bombay, 5, 00144 Roma.
The Participant understands that Data will not be publicized, but it may be transferred to banks, other financial institutions, or brokers involved in the management and administration of the Plan. The Participant further understands that the Company and/or any Subsidiary will transfer Data among themselves as necessary for the purpose of implementing, administering or managing the Participant’s participation in the Plan, and that the Company and/or any Subsidiary may each further transfer Data to third parties assisting the Company in the implementation, administration and management of the Plan, including any requisite transfer of Data to a broker or other third party with whom the Participant may elect to deposit any Shares acquired under the Plan. Such recipients may receive, possess, use, retain, and transfer Data in electronic or other form, for the purposes of implementing, administering, and managing the Participant’s participation in the Plan. The Participant understands that these recipients may be located in or outside the European Economic Area, such as in the United States or elsewhere. Should the Company exercise its discretion in suspending all necessary legal obligations connected with the management and administration of the Plan, it will delete Data as soon as it has completed all the necessary legal obligations connected with the management and administration of the Plan.
The Participant understands that data-processing relating to the purposes specified above shall take place under automated or non-automated conditions, anonymously when possible, that comply with the purposes for which Data is collected and with confidentiality and security provisions as set forth by applicable laws and regulations, with specific reference to Legislative Decree no. 196/2003.
The processing activity, including communication, the transfer of Data abroad, including outside of the European Economic Area, as herein specified and pursuant to applicable laws and regulations, does not require the Participant’s consent thereto as the processing is necessary to performance of contractual obligations related to implementation, administration, and management of the Plan. The Participant understands that, pursuant to Section 7 of the Legislative Decree no. 196/2003, he or she has the right to, including but not limited to, access, delete, update, correct, or terminate, for legitimate reason, the Data processing. Furthermore, the Participant is aware that Data will not be used for direct marketing purposes. In addition, Data provided can be reviewed and questions or complaints can be addressed by contacting the Participant’s local human resources representative.

Plan Document Acknowledgment. By accepting the grant of the Units, the Participant acknowledges that he or she has received a copy of the Plan and the Agreement and has reviewed the Plan and the Agreement, including this Appendix, in their entirety and fully understands and accepts all provisions of the Plan and the Agreement, including this Appendix.

The Participant further acknowledges that he or she has read and specifically and expressly approves the following sections of the Agreement and this Appendix: “Vesting;” “Restrictions on Transfer;” “Effect of Involuntary Termination Following Change in Control;” “Effect of Termination of Employment;” “Forfeiture and Prepayment Provisions;” “Responsibility for Taxes;” “Nature of Grant;” “Governing Law; Arbitration;” “Participant Undertaking;” “Language;” “Waiver;” “Insider Trading Restrictions/Market Abuse Laws;” and “Data Privacy” section above.

Exchange Control Notification. Italian residents who, at any time during the fiscal year, hold foreign financial assets (including cash and Shares) which may generate income taxable in Italy are required to report these assets on their annual tax returns for the year during which the assets are held, or on a special form if no tax return is due. These reporting obligations will also apply to Italian residents who are the beneficial owners of foreign financial assets under Italian money laundering provisions.

Mexico

Terms and Conditions.

Acknowledgement of the Grant Agreement. By accepting the Units, the Participant acknowledges that he or she has received a copy of the Plan and the Agreement, including this Appendix, which he or she has reviewed. The Participant further acknowledges that he or she accepts all the provisions of the Plan and the Agreement, including this Appendix. The Participant also acknowledges that he or she has read and specifically and expressly approves the terms and conditions set forth in the “Nature of Grant” section of the Agreement, which clearly provide as follows:

(1)	The Participant's participation in the Plan does not constitute an acquired right;

(2)	The Plan and the Participant's participation in it are offered by the Company on a wholly discretionary basis;

(3)	The Participant's participation in the Plan is voluntary; and

(4)	The Company and its Subsidiaries or Affiliates are not responsible for any decrease in the value of any Shares acquired under the Plan.
Labor Law Acknowledgement and Policy Statement. By accepting the Units, the Participant acknowledges that the

Company, with registered offices at 2828 North Harwood Street, 15th Floor, Dallas, TX 75201, U.S.A., is solely responsible for the administration of the Plan. The Participant further acknowledges that his or her participation in the Plan, the grant of Units and any acquisition of Shares under the Plan do not constitute an employment relationship between the Participant and the Company because the Participant is participating in the Plan on a wholly commercial basis. Based on the foregoing, the Participant expressly acknowledges that the Plan and the benefits that he or she may derive from participation in the Plan do not establish any rights between the Participant and his or her Employer and do not form part of the employment conditions and/or benefits provided by his or her Employer, and any modification of the Plan or its termination shall not constitute a change or impairment of the terms and conditions of the Participant's employment.

The Participant further understands that his or her participation in the Plan is the result of a unilateral and discretionary decision of the Company and, therefore, the Company reserves the absolute right to amend and/or discontinue the Participant's participation in the Plan at any time, without any liability to the Participant.

Finally, the Participant hereby declares that he or she does not reserve to him- or herself any action or right to bring any claim against the Company for any compensation or damages regarding any provision of the Plan or the benefits derived under the Plan, and that he or she therefore grants a full and broad release to the Company, its Subsidiaries, Affiliates, branches, representation offices, shareholders, officers, agents or legal representatives, with respect to any claim that may arise.

Spanish Translation

Reconocimiento del Convenio de Concesión. Al aceptar las Unidades de Acciones Restringidas ("Unidades"), el Beneficiario reconoce que ha recibido y revisado una copia del Plan y del Convenio de Concesión, incluyendo este Apéndice. El Beneficiario reconoce y acepta todas las disposiciones del Plan y del Convenio de Concesión, incluyendo el apéndice. El Beneficiario también reconoce que ha leído y aprobado de forma expresa los términos y condiciones establecidos en la sección: “Nature of Grant” del Convenio de Concesión, que claramente establece lo siguiente:

(1)	La participación del Beneficiario en el Plan no constituye un derecho adquirido;

(2)	El Plan y la participación del Beneficiario en él es ofrecido por la Compañía de manera completamente discrecional;

(3)	La participación del Beneficiario en el Plan es voluntaria; y

(4)	La Compañía y sus Subsidiarias o afiliadas no son responsables por ninguna disminución en el valor de las Acciones adquiridas en virtud del Plan.
Reconocimiento del Derecho Laboral y Declaración de la Política. Al aceptar el otorgamiento de las Unidades, el Beneficiario reconoce que la Compañía, con domicilio social en North Harwood Street, 15th Floor, Dallas, TX 75201, E.U.A., es la única responsable de la administración del Plan. Además, el Beneficiario reconoce que su participación en el Plan, la concesión de las Unidades y cualquier adquisición de Acciones en virtud del Plan no constituyen una relación laboral entre el Beneficiario y la Compañía, en virtud de que el Beneficiario está participando en el Plan sobre una base totalmente comercial. Por lo anterior, el Beneficiario expresamente reconoce que el Plan y los beneficios que puedan derivarse de su participación no establecen ningún derecho entre el Beneficiario y su empleador y que no forman parte de las condiciones de trabajo y/o beneficios otorgados por su empleador, y cualquier modificación del Plan o la terminación no constituirá un cambio o modificación de los términos y condiciones en el empleo del Beneficiario.

Además, el Beneficiario comprende que su participación en el Plan es el resultado de una decisión discrecional y unilateral de la Compañía, por lo que la misma se reserva el derecho absoluto de modificar y/o suspender la participación del Beneficiario en el Plan en cualquier momento, sin responsabilidad alguna del Beneficiario.

Finalmente, el Beneficiario manifiesta que no se reserva acción o derecho alguno que origine una demanda en contra de la Compañía, por cualquier indemnización o daño relacionado con las disposiciones del Plan o de los beneficios otorgados en el mismo, y en consecuencia el Beneficiario libera de la manera más amplia y total de responsabilidad a la Compañía, sus subsidiarias, afiliadas, sucursales, oficinas de representación, sus accionistas, directores, agentes y representantes legales con respecto a cualquier demanda que pudiera surgir.

Morocco

Terms and Conditions.

Settlement of Units. The following provision replaces Section 3 of the Agreement:

As provided in Section 2(y) of the Plan, any Units that vest shall be paid to the Participant solely by means of a cash payment equal in value to the Fair Market Value of the underlying Shares on, or as soon as practicable after, the date the Units vest in accordance with Section 2 above (or, if sooner, Section 5 below), but in any event, no later than March 15 of the calendar year following the calendar year of vesting. The cash payment shall be paid to the Participant in local currency through his or her payroll in India. The Participant has no right to receive Shares.

Netherlands

There are no country-specific provisions.

Peru

Notifications.

Securities Law Notification. The offer of the Units is considered a private offering in Peru and is therefore not subject to registration in Peru.

Russia

Terms and Conditions.

Termination of Employment. If the Participant continues to hold Shares acquired at vesting of Units after an involuntary termination of employment, the Participant will not be eligible to receive unemployment benefits in Russia.

Data Privacy. The following provisions supplement the Data Privacy provision in Section 8(h) of the Agreement and to the extent inconsistent, the below language for Russia supersedes Section 8(h) of the Agreement:

The Participants understands and agrees that the Company may require the Participant to complete and return a Consent to Processing of Personal Data form (the “Consent”) to the Company. If a Consent is required by the Company but the Participant fails to provide such Consent to the Company, the Participant understands and agrees that the Company will not be able to administer or maintain the Units or any other awards. Therefore, the Participant understands that refusing to complete any required Consent or withdrawing his or her consent may affect the Participant’s ability to participate in the Plan. For more information on any required Consent or withdrawal of consent, the Participant understands he or she may contact the U.S. human resources representative.

Securities Law Confirmation. By accepting the Units, the Participant acknowledges that he or she understands and agrees that any Shares to be issued upon vesting of the Units shall be delivered to the Participant through a brokerage account in the United States. The Participant may hold the Shares in his or her brokerage account in the United States; however, in no event will Shares issued to the Participant under the Plan be delivered to the Participant in Russia. The Participant acknowledges that he or she is not aware of any material nonpublic information with respect to the Company or any securities of the Company as of the date of this Appendix.

Unit Sale Restriction. The Participant agrees that the Company is authorized, at its discretion, to instruct its designated U.S. broker to assist with the sale of the Participant’s Shares issued upon the vesting of the Units (on the Participant’s behalf pursuant to this authorization) should the Company determine that such sale is necessary or advisable under local law. The Participant expressly authorizes the Company’s designated U.S. broker to complete the sale of such Shares and acknowledges that the Company’s designated U.S. broker is under no obligation to arrange for the sale of the Shares at any particular price. Upon the sale of the Shares, the Company agrees to pay the Participant the cash proceeds from the sale of the Shares, less any brokerage fees, commissions or Tax-Related Items.

U.S. Transaction. The Participant understands that his or her acceptance of the grant of Units results in a contract between the Participant and the Company completed in the United States and that the Agreement is governed by the laws of the State of Texas, without giving effect to the conflict of law principles thereof.

Notifications.

Securities Law Notification. The Participant acknowledges that the Units, the Agreement (including this Appendix), the Plan and all other materials the Participant may receive regarding the Units and participation in the Plan do not constitute advertising or an offering of securities in Russia. Absent any requirement under local law, the issuance of Shares under the Plan has not and will not be registered in Russia and, therefore, the Shares described in any Plan documents may not be offered or placed in public circulation in Russia. The Participant acknowledges that he or she may hold Shares issued upon vesting of the Units in the Participant’s account with the Company’s third party stock administrator in the United States. However, in no event with the Shares issued to the Participant be delivered to the Participant in Russia. Further, the Participant is not permitted to sell Shares directly to a Russian legal entity or resident.

Exchange Control Notification. Under current exchange control regulations, within a reasonably short time after sale of the Shares acquired under the Plan, the Participant must repatriate the sale proceeds to Russia. Such sale proceeds must be credited initially to the Participant through a foreign currency account at an authorized bank in Russia. After the sale proceeds are initially received in Russia, the funds may be further remitted to foreign banks, subject to the following limitations: (i) the foreign account may be opened only for individuals; (ii) the foreign account may not be used for business activities; (iii) the Russian tax authorities must be given notice about the opening/closing of each foreign account within one month of the account opening/closing; and (iv) the Russian tax authorities must be given notice of the account balances of such foreign accounts as of the beginning of each calendar year.

The Participant should consult his or her personal advisor before remitting any sale proceeds to Russia, as significant penalties may apply in the case of non-compliance with exchange control requirement and exchange control requirements are subject to change at any time, often without notice.

South Africa

Terms and Conditions.

Responsibility for Taxes. The following provision supplements Section 8(d) of the Agreement:

By accepting the Units, the Participant agrees to immediately notify the Employer of the amount of any gain realized upon vesting of the Units. If the Participant fails to advise the Employer of the gain realized upon vesting of the Units, then he or she may be liable for a fine. The Participant will be responsible for paying the difference between the actual Tax-Related Items liability and the amount withheld.

Notifications.

Exchange Control Notification. The Participant should consult his or her personal advisor to ensure compliance with applicable exchange control regulations in South Africa, as such regulations are subject to frequent change. The Participant is solely responsible for complying with all exchange control laws in South Africa, and neither the Company nor the Employer will be liable for any fines or penalties resulting from the Participant’s failure to comply with South African exchange control laws.

Spain

Terms and Conditions.

Nature of Grant. The following section supplements Section 8(f) of the Agreement:

In accepting the grant of the Units, the Participant acknowledges that he or she consents to participation in the Plan and has received a copy of the Plan.
The Participant understands that the Company, in its sole discretion, has unilaterally and gratuitously decided to grant the Units under the Plan to individuals who may be employees of the Company or a Subsidiary throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind the Company or a Subsidiary on an ongoing basis except to the extent provided in the Plan and Agreement. Consequently, the Participant understands that the Units are granted on the assumption and condition that the Units and the Shares issued upon settlement shall not become a part of any employment contract (either with the Company or a Subsidiary) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever. In addition, the Participant understands that the grant of the Units would not be made to the Participant but for the assumptions and conditions referred to above; thus, the Participant acknowledges and freely accepts that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then any grant of the Units shall be null and void.
The Participant understands and agrees that, for purpose of the Agreement, the Participant shall cease to be continuously employed as of the date the Participant is no longer actively providing services as explained in Section 6(e) of the Agreement. Unless otherwise provided in the Agreement, if the Participant is not continuously employed through the vesting period set forth in Section 2(a) of the Agreement, the unvested Units will be forfeited without entitlement to the underlying Shares or to any amount of indemnification in the event of termination of the Participant’s employment by reason of, but not limited to, resignation, retirement, disciplinary dismissal adjudged to be with Cause, disciplinary dismissal adjudged or recognized to be without Cause, individual or collective dismissal adjudged or recognized to be without Cause, individual or collective dismissal on objective grounds, whether adjudged or recognized to be with or without Cause, material modification of the terms of employment under Article 41 of the Workers’ Statute, relocation under Article 40 of the Workers’ Statute, Article 50 of the Workers’ Statute, unilateral withdrawal by the Employer and under Article 10.3 of the Royal Decree 1382/1985. The Participant acknowledges that he or she has read and specifically accepts the conditions referred to in Sections 2 and 6 of the Agreement.

The Participant understands that this grant would not be made but for the assumptions and conditions referred to above; thus, the Participant understands, acknowledges and freely accepts that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then this Unit award shall be null and void.

Notifications.

Exchange Control Notification. The acquisition, ownership and sale of Shares under the Plan must be declared for statistical purposes to the Spanish Dirección General de Comercio e Inversiones (the “DGCI”), the Bureau for Commerce and Investments, which is a department of the Ministry of Economy and Competitiveness. Generally, the declaration must be made each January for Shares owned as of December 31 of the prior year; however, if the amount of Shares acquired or sold exceeds €1,502,530 (or if the Participant holds 10% or more of the share capital of the Company or such other amount that would entitle the Participant to join the Company’s board of directors), the declaration must be filed also within one month of the acquisition or sale, as applicable.

Foreign Asset Reporting Notification. The Participant is required to declare electronically the Bank of Spain any securities accounts (including brokerage accounts held abroad), as well as the Shares held in such accounts if the value of the transactions during the prior tax year or the balances in such accounts as of December 31 of the prior tax year exceed €1,000,000. More frequent reporting is required if such transaction value or account balance exceeds €100,000,000.
Further, to the extent that the Participant holds Shares and/or has bank accounts outside Spain with a value in excess of €50,000 (for each type of asset) as of December 31, the Participant will be required to report information on such assets on his or her tax return for such year.  After such Shares and/or accounts are initially reported, the reporting obligation will apply for subsequent years only if the value of any previously-reported Shares or accounts increases by more than €20,000.

Securities Law Notification. No “offer of securities to the public,” as defined under Spanish law, has taken place or will take place in the Spanish territory with respect to the Unit. No public offering prospectus has been, nor will it be registered with the Comisión Nacional del Mercado de Valores (Spanish Securities Exchange Commission) (“CNMV”). Neither the Plan nor the Agreement constitute a public offering prospectus and they have not been, nor will they be, registered with the CNMV.

Sweden

There are no country-specific provisions.

Ukraine
Terms and Conditions.

Settlement of Units. The following provision replaces Section 3 of the Agreement:

As provided in Section 2(y) of the Plan, any Units that vest shall be paid to the Participant solely by means of a cash payment equal in value to the Fair Market Value of the underlying Shares on, or as soon as practicable after, the date the Units vest in accordance with Section 2 above (or, if sooner, Section 5 below), but in any event, no later than March 15 of the calendar year following the calendar year of vesting. The cash payment shall be paid to the Participant in local currency through his or her payroll in the Ukraine. The Participant has no right to receive Shares.

United Arab Emirates

Notifications.
Securities Law Notification. The Agreement, including this Appendix, the Plan, and other incidental communication materials are intended for distribution only to employees of the Company and its Subsidiaries for the purposes of an employee compensation or reward scheme. The Dubai Airport Free Zone, Emirates Securities and Commodities Authority and/or the Central Bank has no responsibility for reviewing or verifying any documents in connection with the Award. Neither the Ministry of Economy nor the Dubai Department of Economic Development have approved this statement nor taken steps to verify the information set out in it, and have no responsibility for it.
Further, the Shares underlying the Units may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If the Participant is in any doubt about any of the contents of the Agreement, including this Appendix, or the Plan, the Participant should obtain independent professional advice.

United Kingdom

Terms and Conditions.

Responsibility for Taxes. This section supplements Section 8(d) of the Agreement:
If payment or withholding of the income tax liability is not made within ninety (90) days of the event giving rise to the income tax liability or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003 (the “Due Date”), the amount of any uncollected Tax-Related Items shall constitute a loan owed by the Participant to the Employer, effective as of the Due Date. The Participant agrees that the loan will bear interest at the then-current official rate of Her Majesty’s Revenue & Customs (“HMRC”), it shall be immediately due and repayable, and the Company or the Employer may recover it at any time thereafter by any of the means referred to in Section 8(d) of the Agreement.
Notwithstanding the foregoing, if the Participant is a director or executive officer of the Company (within the meaning of Section 13(k) of the Exchange Act), the Participant shall not be eligible for a loan from the Company to cover the income tax due. In the event that the Participant is a director or executive officer of the Company and income tax is not collected from or paid by the Participant by the Due Date, the amount of any uncollected Tax-Related Items may constitute a benefit to him/her on which additional income tax and national insurance contributions (“NICs”) may be payable. The Participant will be responsible for paying and reporting any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for reimbursing the Company or the Employer, as applicable, for the value of any NICs due on this additional benefit, which the Company or the Employer may recover at any time thereafter by any of the means referred to in Section 8(d) of the Agreement